UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Creative Realities, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

97652A 302

(CUSIP number)

Daniel Stencel

c\o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

(203) 869-4400

(Name, address and telephone number of person authorized to receive notices and communications)

August 20, 2014

(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Slipstream Funding, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 30,349,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 30,349,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 30,349,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 64.0% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,779,015 shares of common stock issuable upon exercise of a warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Slipstream Communications, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Anguilla
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BCOM Holdings, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* PN

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BCOM GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Business Services Holdings, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) PP IV BSH, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pegasus Partners IV (AIV), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* PN

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pegasus Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* PN

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pegasus Investors IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* PN

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pegasus Investors IV GP, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pegasus Capital, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

CUSIP No. 97652A 302

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Craig Cogut
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS* OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER: 32,224,949 (1)
	8.	SHARED VOTING POWER: 0
	9.	SOLE DISPOSITIVE POWER: 32,224,949 (1)
	10.	SHARED DISPOSITIVE POWER: 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 32,224,949 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 65.3% (1)(2)
14.	TYPE OF REPORTING PERSON* IN

(1)	Includes 1,250,000 shares of common stock issuable upon conversion of 500,000 shares of the Issuer’s Series A Convertible Preferred Stock, 625,000 shares of common stock issuable upon exercise of a warrant, and 1,779,015 shares of common stock issuable upon exercise of another warrant.
(2)	Based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

Amendment No. 1 to Schedule 13D

This Amendment No. 1 amends the Schedule 13D (the “Original Schedule 13D”) filed on behalf of Slipstream Funding, LLC (“Slipstream Funding”), Slipstream Communications, LLC (“Slipstream Communications”), BCOM Holdings, LP (“BCOM Holdings”), BCOM GP LLC (“BCOM GP”), Business Services Holdings, LLC (“Business Services Holdings”), PP IV BSH, LLC (“PP IV BSH”), Pegasus Partners IV (AIV), L.P. (“Pegasus Partners (AIV)”), Pegasus Partners IV, L.P. (“Pegasus Partners”), Pegasus Investors IV, L.P. (“Pegasus Investors”), Pegasus Investors IV GP, L.L.C. (“Pegasus Investors GP”), Pegasus Capital, LLC (“Pegasus Capital”), and Craig Cogut (collectively, the “Reporting Persons”) with the Securities and Exchange Commission (the “SEC”) on August 29, 2014.

ITEM 1. Security and Issuer.

Item 1 of this Schedule 13D is hereby amended as follows:

On September 17, 2014, Wireless Ronin Technologies, Inc. (the “Issuer”) announced that on September 15, 2014, the Issuer filed with the Minnesota Secretary of State Articles of Amendment to its Articles of Incorporation to change its name from Wireless Ronin Technologies, Inc. to Creative Realities, Inc. The address of the principal executive offices of the Issuer is 55 Broadway, 9th Floor, New York, NY 10006

ITEM 5. Interest in Securities of the Issuer.

Item 5 of this Schedule 13D is hereby amended and restated in its entirety as follows:

(a) and (b) The Reporting Persons are filing this Amendment No. 1 to Schedule 13D to correct a scrivener’s error in Items 7, 9, and 11 of the cover pages in the Original Schedule 13D for each of Slipstream Communications, BCOM Holdings, BCOM GP, Business Services Holdings, PP IV BSH, Pegasus Partners (AIV), Pegasus Partners, Pegasus Investors, Pegasus Investors GP, Pegasus Capital and Craig Cogut. The number of shares of common stock of the Issuer reported as beneficially owned in such Items 7, 9, and 11 for such Reporting Persons should have been 32,224,949 rather than 32,249,949 as originally reported. Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference. Such information is based on the approximately 45,673,989 shares of common stock outstanding as of September 18, 2014, as disclosed in the Issuer’s Schedule 14C filed with the SEC on September 12, 2014.

(c) Except as set forth herein, there have been no other transactions in the class of securities reported on that were effected within the past 60 days.

(d) The disclosure regarding the relationship between the Reporting Persons in Item 2(f) of the Original Schedule 13D is incorporated by reference herein.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 22, 2014

SLIPSTREAM FUNDING, LLC

By:	/s/ Arthur D’Angelo
Name:	Arthur D’Angelo
Title:	Chief Financial Officer

SLIPSTREAM COMMUNICATIONS, LLC

By:	/s/ Arthur D’Angelo
Name:	Arthur D’Angelo
Title:	Chief Financial Officer

BCOM HOLDINGS, LP

By:	BCOM GP LLC,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Treasurer

BCOM GP LLC

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Treasurer

BUSINESS SERVICES HOLDINGS, LLC

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Treasurer

PP IV BSH, LLC

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Treasurer

PEGASUS PARTNERS IV, L.P.

By:	Pegasus Investors IV, L.P.,
its general partner

By:	Pegasus Investors IV GP, L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer and Treasurer

PEGASUS PARTNERS IV (AIV), L.P.

By:	Pegasus Investors IV, L.P.,
its general partner

By:	Pegasus Investors IV GP, L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer and Treasurer

PEGASUS INVESTORS IV, L.P.

By:	Pegasus Investors IV GP, L.L.C.,
its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer and Treasurer

PEGASUS INVESTORS IV GP, L.L.C.

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer and Treasurer

PEGASUS CAPITAL, LLC

By:	/s/ Craig Cogut
Name:	Craig Cogut
Title:	President & Managing Member

/s/ Craig Cogut
CRAIG COGUT